UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2006 (August 30, 2006)

RG America, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

0-80429
(Commission File Number)

75-2823489
(IRS Employer Identification No.)

 1507 Capital Ave., #101, Plano, TX 75074
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (972) 919-4774

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K
RG America, Inc.

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Effective August 30, 2006, Registrant executed a modification and extension agreement (the “Agreement”) in relation to $1,600,000 of Promissory Notes (Notes”) that became due and payable on the same date. The Notes are issued to several “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (“Holders”). The original terms of the Notes include the payment of interest at a rate of 12% per annum with a maturity date equal to the earlier of: (i) August 30, 2006, or (ii) closing and partial funding of a debt facility up to $25,000,000 or at least $3,000,000 of our equity or equity-linked securities, or (iii) upon or after the occurrence of an Event of Default as defined in the Notes. The Notes are subordinated to existing Senior Indebtedness of Registrant to Laurus Master Fund, Ltd.

The Agreement modifies the terms of the Notes as follows:

•	The maturity date of the Notes has been extended to October 31, 2006.
•
The interest rate on the Notes was increased from 12% per annum to 15% per annum effective August 31, 2006. The increased interest rate in only applicable from August 31, 2006 until either October 31, 2006 or such earlier time that the Notes are repaid in full.

•	In the event that the Notes are not repaid in full by the due date of October 31, 2006, certain additional considerations related to previously issued common stock warrants shall be amended.

The form of the Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Section 9 - Financial Statements and Exhibits

Item 9.01: Financial Statements and Exhibits

Exhibit Number	Description

99.1	Modification and Extension Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RG AMERICA, INC.
(Registrant)

Date: September 8, 2006

/s/ Bruce A. Hall
Bruce A. Hall, Chief Executive Officer